Exhibit (k)(3)

AMENDMENT TO AND NOVATION OF FUND SUB-ADMINISTRATION SERVICING AGREEMENT OAKTREE ASSET-BACKED INCOME FUND INC.

This Agreement is made and entered into as of the last date written on the signature page below and effective as of June 1, 2025 (the “Effective Date”), is entered into by and between U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”), Oaktree Asset-Backed Income Fund Inc., a Maryland corporation (“OABF”), Brookfield Public Securities Group LLC, a Delaware limited liability company (“PSG”), and Oaktree Fund Administration, LLC, a Delaware limited liability company (“Oaktree”).

RECITALS

WHEREAS, reference is made to a certain fund sub-administration servicing agreement by and among USBFS, OABF, and PSG listed on Exhibit A attached hereto (as amended or supplemented from time to time, the “Service Agreement”);

WHEREAS, on the Effective Date, Oaktree will serve as administrator of OABF in place of PSG;

WHEREAS, in connection with such change of administrator, PSG desires to transfer by novation all of its rights and obligations under the Service Agreement to Oaktree and Oaktree is willing and able to assume such rights and obligations;

WHEREAS, USBFS is willing to consent to the novation of the Service Agreement; and

WHEREAS, the parties also desire to amend the Service Agreement to correct an error with respect to the name of OABF.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree that, as of the Effective Date:

I.	Novation of the Fund Sub-Administration Servicing Agreement.

1.	PSG transfers by novation all of its rights, liabilities and obligations under the Service Agreement to Oaktree.

2.	Oaktree accepts such transfer by novation of all of the rights, liabilities and obligations of PSG under the Service Agreement and Oaktree replaces PSG as a party to the Service Agreement.

3.	USBFS agrees to such transfer by novation and accepts Oaktree as a counterpart with respect to the Service Agreement.

4.	Oaktree shall be bound by the terms and conditions of the Service Agreement and assume, perform and discharge all of PSG’s obligations and liabilities under or in connection with the Service Agreement (whether actual or contingent and whether arising on, before or after the Effective Date).

5.	PSG shall be released and discharged from all of its obligations and liabilities under or in connection with the Service Agreement (whether actual or contingent and whether arising on, before or after the Effective Date).

6.	The Service Agreement shall remain in full force and effect, except as modified by this Agreement.

II.	Amendment of Party Name.

Each instance of “Oaktree Asset-Backed Finance Fund Inc.” contained in the Service Agreement is hereby amended to refer to and read as “Oaktree Asset-Backed Income Fund Inc.”

III.	Miscellaneous.

1.	Notices. Any notice sent to Oaktree pursuant to this Agreement or the Service Agreement shall be sent pursuant to the terms of Section 20 of the Service Agreement at the address set forth below:

Oaktree Fund Administration, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attn: Brian Price/Ting He

2.	Successors. This Agreement shall be fully binding upon and enforceable with respect to the parties and their respective representatives, successors and assigns.

3.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

4.	Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

5.	Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Wisconsin, without giving effect to the conflict of law provisions thereof.

6.	Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their name and on their behalf by their duly authorized representatives on the Effective Date as set forth above.

BROOKFIELD PUBLIC SECURITIES GROUP LLC		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Elizabeth Nelson	By:	/s/ Gregory Farley
Name:	Elizabeth Nelson	Name:	Gregory Farley
Title:	Managing Director	Title:	Senior Vice President
OAKTREE ASSET-BACKED INCOME FUND INC.		OAKTREE FUND ADMINISTRATION, LLC

		By:	Oaktree Capital Management, L.P.
		Its:	Managing Member

By:	/s/ Brian Hurley	By:	/s/ Brian Price
Name:	Brian Hurley	Name:	Brian Price
Title:	President	Title:	Managing Director

		By:	/s/ Ting He
		Name:	Ting He
		Title:	Senior Vice President

[Signature Page to Novation Agreement]

Exhibit A

(List of Novated Agreements)

1.	Fund Sub-Administration Servicing Agreement dated March 7, 2025, as amended, by and among Brookfield Public Securities Group LLC, Oaktree Asset-Backed Income Fund Inc., and U.S. Bancorp Fund Services, LLC.